UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2011

CEREPLAST, INC.
 (Exact name of registrant as specified in its charter)

Nevada	001-34689	91-2154289
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 N. Continental, Suite 100, El Segundo California	90245
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 615-1900

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Completion of Acquisition or Disposition of Assets.
Effective October 24, 2011, Cereplast Italia S.p.A (“Cereplast Italia”), a wholly owned subsidiary of Cereplast, Inc., (the “Company”) completed its acquisition of an industrial plant and the real estate on which the industrial plant is erected in Cannara, Italy. The Deed of Sale between Cereplast Italia and Societa Regionale Per Lo Sviluppo Economico Dell’Umbria — Sviluppumbria S.p.A, provided for an aggregate purchase price of €4,577,750 ($6,355,748). Pursuant to the Deed of Sale, Cereplast Italia agreed (i) not to sell the assets acquired for a period of three years, (ii) to be responsible for all cost in connection with the necessary repairs and refurbishment for commencement of manufacturing operations, (iii) to acquire a €300,000 ($416,520) guarantee from a financial institution for a period of 42 months as a warranty to complete at least 75% of the investments in the assets, and (iv) to maintain the property as an industrial complex and develop bioplastic resin manufacturing operations within 36 months after the entry into the Deed of Sale. Failure to carry out its obligations set forth in the foregoing and (iii) and (iv) will result in the rescission of the Deed of Sale. The Company estimates that in addition to the purchase price, it will incur estimated additional fees of €400,000 ($555,360) in connection with the acquisition. In connection with the acquisition, Cereplast Italia entered into the following financing transactions:
A.	Mortgage loan with Banca Monte Dei Paschi Di Sienna S.p.A for the principal of €3,440,000 ($4,776,096). The loan bears interest of Euribor (6 month) plus 5.7%. The loan is for a term of 15 years with interest only payments for the first two years, payable January 1 and July 1 each year and principal and interest payments thereafter according to an amortization schedule. Twenty percent of the principal is guaranteed for 10 years by Gepafin, a local government agency; €400,000 ($555,360) of the principal is guaranteed by Eurofidi through December 31, 2016.
B.	Credit facility with Intesa Sanpaolo for up €500,000 ($694,200). The facility is for a term of 8 months with a floating interest rate based on Euribor (3 month), currently 5.85%. Interest is deferred for the first two months of the term. Cereplast Italia obtained a guarantee of 60% of the amount drawn on the facility from Eurofidi.
C.	Credit facility with Unicredit Bank for up to €600,000 ($833,040). The facility is for a term of 18 months with a floating interest rate based on Euribor (3 month), currently 5.93%. Cereplast Italia obtained a guarantee of 60% of the amount drawn on the facility from Eurofidi.
The company intends to build and establish a 125,000 square foot facility inside the plant in two phases, with total capacity of approximately 100,000 tons or approximately 220 million pounds of bioplastics resin production. The first phase will allow for a 50,000 ton capacity with manufacturing expected to commence by the fourth quarter of 2012, with the second phase expected to be completed based on market demand.
On October 26, 2011, the Company issued a press release in connection with the transactions disclosed above. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01

Exhibit Number	Description
99.1	Press Release dated October 26, 2011
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Date: October 28, 2011

CEREPLAST, INC.
/s/ Frederic Scheer
Frederic Scheer
Chief Executive Officer